Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Rich Tauberman / Susan Kenney
MWW Group
202-585-2282 / 201-964-2392
rtauberman@mww.com / skenney@mww.com

Linens ’n Things Reports Second Quarter 2008 Sales Results

Clifton, NJ — August 12, 2008 — Linens Holding Co. (“LNT” or the “Company”), a leading home furnishings specialty retailer known as “Linens ’n Things,” today reported its sales results for the second quarter ended June 28, 2008.  The Company reported total sales of $504.0 million for the quarter.  Net retail sales of $468.1 million for the quarter represented a 21.1% decrease over the same period in 2007.  Total net retail sales for the quarter does not include $35.9 million in liquidation sales in accordance with the previously announced closing of 120 stores in the second quarter.  The decrease in second quarter net retail sales resulted from a comparable store sales decline of 18.3% for the period and the net reduction of 105 stores from the prior year.

Due to its recent Chapter 11 bankruptcy filing, the Company requires additional time to complete the preparation of its consolidated financial statements for the second quarter of 2008.  The delay is necessary in part because, in connection with the Company’s bankruptcy filing, the Company is performing an impairment analysis related to certain of its tangible and intangible assets, which is not yet complete.  As a result, the Company has not finalized its quarterly financial statements on its customary schedule and will not file its Form 10-Q with the Securities and Exchange Commission today.  The Company intends to finalize the financial statements and file the report as soon as reasonably practicable.  In addition, due to these factors, the Company will not hold a second quarter 2008 investor earnings conference call.

The Company ended the quarter with an asset-based revolver balance of $200.9 million (excluding outstanding letters of credit totaling $63.3 million), cash on hand of $42.7 million and excess availability under its revolving credit facility of $176.7 million.  Outstanding letters of credit does not reflect the letter of credit issued in July in support of the Company’s Enhanced Trade Credit Program, which was approved on July 10, 2008.  As of the close of business on August 10th, the Company had excess availability under its revolving credit facility of $74.2 million, which has been reduced by the $75.0 million letter of credit issued in support of its Enhanced Trade Credit Program.

During the second quarter of 2008, the Company opened two stores and closed 120 stores as compared with opening seven stores and closing zero stores during the second quarter of 2007.  Store square footage decreased 19.1% to 15.5 million at June 28, 2008 compared with 19.2 million at June 30, 2007.

The Company reported total sales of $1,070.9 million for the 26 week period ended June 28, 2008.  Net retail sales of $1,035.1 million for the 26 period represented an 11.2% decrease over the same period in 2007.  Total net retail sales for the 26 weeks ended June 28, 2008 does not include $35.9 million in liquidation sales in accordance with the previously announced closing of 120 stores in the second quarter.  Comparable net retail sales for the 26 period ended June 28, 2008 decreased 11.8%.

Linens ’n Things, with 2007 sales of approximately $2.8 billion, is one of the leading, national large format retailers of home textiles, housewares and home accessories.  As of June 28, 2008, Linens ’n Things operated 475 stores in 46 states and seven provinces across the United States and Canada.  More information about Linens ’n Things can be found online at www.lnt.com.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to our financial condition, results of operations and business that is not historical information.  As a general matter, forward-looking statements are those focused upon future or anticipated events or trends and expectations and beliefs relating to matters that are not historical in nature.  The words “believe,” “expect,” “plan,” “intend,” “estimate” or “anticipate” and similar expressions, as well as future or conditional verbs such as “will,” “should,” “would” and “could,” often identify forward-looking statements.  The Company believes there is a reasonable basis for our expectations and beliefs, but they are inherently uncertain, and we may not realize our expectations and our beliefs may not prove correct. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. The Company’s actual results and future financial condition may differ materially from those described or implied by any such forward-looking statements as a result of many factors that may be outside the Company’s control.  Such factors include, without limitation: the Company’s Chapter 11 bankruptcy filing; general economic conditions; changes in the retailing environment and consumer spending habits; relationships with vendors and the availability of merchandise; competition from existing and potential competitors; the amount of merchandise markdowns; loss or retirement of key members of management; increases in the costs of borrowings and unavailability of additional debt or equity capital; impact of our substantial indebtedness on our operating income and our ability to grow; inclement weather and natural disasters; the cost of labor; labor disputes; increased healthcare benefit costs; and other costs and expenses.  This list of factors is not intended to be exhaustive.